Exhibit (a)(1)(i)

THE OFFER TO PURCHASE

PERMAL HEDGE STRATEGIES PORTFOLIO (THE “FUND”)

DATED DECEMBER 23, 2015

OFFER TO PURCHASE UP TO 1,375,077 OF

INTERESTS AT NET ASSET VALUE AS OF THE VALUATION DATE

THE OFFER WILL EXPIRE AT 11:59 PM NEW YORK CITY TIME ON FEBRUARY 2, 2016, UNLESS THE OFFER IS EXTENDED

THIS OFFER TO PURCHASE AND THE ACCOMPANYING LETTER OF TRANSMITTAL (WHICH, TOGETHER WITH ANY AMENDMENTS OR SUPPLEMENTS THERETO, COLLECTIVELY CONSTITUTE THE “OFFER”) IS BEING MADE TO ALL HOLDERS AND IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF INTERESTS BEING TENDERED, BUT IS SUBJECT TO OTHER CONDITIONS AS OUTLINED HEREIN AND IN THE LETTER OF TRANSMITTAL.

NONE OF THE FUND, ITS BOARD OF TRUSTEES, LEGG MASON PARTNERS FUND ADVISOR, LLC, THE FUND’S INVESTMENT ADVISER OR PERMAL ASSET MANAGEMENT LLC, THE FUND’S SUBADVISER, MAKES ANY RECOMMENDATION AS TO WHETHER TO TENDER OR NOT TO TENDER INTERESTS IN THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN AND IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE FUND. THE FUND HAS BEEN ADVISED THAT NO TRUSTEE, OFFICER OR PORTFOLIO MANAGER OF THE FUND, INVESTMENT ADVISER OR SUBADVISER INTENDS TO TENDER ANY INTERESTS PURSUANT TO THE OFFER.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED ON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR ON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

BECAUSE THIS OFFER IS LIMITED AS TO THE NUMBER OF INTERESTS ELIGIBLE TO PARTICIPATE, NOT ALL INTERESTS TENDERED FOR PURCHASE BY HOLDERS MAY BE ACCEPTED FOR PURCHASE BY THE FUND. THIS MAY OCCUR, FOR EXAMPLE, WHEN ONE OR MORE LARGE INVESTORS SEEK TO TENDER A SIGNIFICANT NUMBER OF INTERESTS.

IMPORTANT

Any holder of the Fund (“Holder”) desiring to tender any portion of his or her Interests to the Fund should complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal, and mail or deliver the Letter of Transmittal for the tendered Interests, signature guarantees, and any other required documents to The Bank of New York Mellon (the “Depositary”). The Fund reserves the absolute right to reject Interests determined not to be tendered in appropriate form.

Questions, requests for assistance and requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Depositary in the manner set forth on the last page of this Offer to Purchase.

If you do not wish to tender your Interests, you need not take any action.

December 23, 2015

SUMMARY TERM SHEET

This Summary Term Sheet highlights certain information concerning this tender offer. To understand the Offer (as defined below) fully and for a more complete discussion of the terms and conditions of this Offer, Holders should read carefully this entire Offer to Purchase and the related Letter of Transmittal.

What is the tender offer?

The Board of Trustees of Permal Hedge Strategies Portfolio (the “Fund”) has authorized a tender offer to purchase up to 1,375,077 Interests (25% of the Fund’s outstanding Interests as of October 31, 2015), at a price per Interest equal to the net asset value per Interest as of 5:00 pm New York City time on the Valuation Date (as defined below), which is currently expected to be March 31, 2016, upon specified terms and subject to conditions as set forth in the tender offer documents. Interests are not traded on any established trading market and are subject to strict restrictions on transferability as disclosed in the Fund’s registration statement, dated July 31, 2015 (the “Registration Statement”).

The Fund is a statutory trust organized under the laws of the State of Maryland and is registered under the 1940 Act as a closed-end, non-diversified management investment company. The Fund is a “master” fund in a “master-feeder” structure. Permal Hedge Strategies Fund I (“PHSF I”) and Permal Hedge Strategies Fund II (“PHSF II”) are the “feeder” funds in the “master-feeder” structure. The Fund’s investment objective is to seek long-term capital appreciation while attempting to reduce risk and volatility. In seeking to achieve its objective, the Fund employs a “fund-of-hedge funds” investment program that provides a means for its Holders to participate in investments in private investment vehicles, typically referred to as hedge funds (“Portfolio Funds”), by providing a single portfolio of interests in underlying Portfolio Funds, which are managed by a number of third-party investment managers.

Holders should realize that the value of the Interests tendered in this Offer likely will change between the last time net asset value was calculated and communicated to them and the Valuation Date, the date as of which the value of the Interests tendered to the Fund will be determined for purposes of calculating the purchase price of such Interests (the “Valuation Date”) and such change could be material. The Fund reserves the right to adjust the Valuation Date to correspond with any extension of the Offer. Holders tendering their Interests should also note that they will remain Holders in the Fund, with respect to the Interests tendered and accepted for purchase by the Fund, through the Valuation Date.

When will the tender offer expire, and may the offer be extended?

The tender offer will expire at 11:59 p.m., New York City time, on February 2, 2016, unless extended. Because of the frequency with which the Fund anticipates making repurchase offers and the regulatory requirements relating to such offers, the Fund is unlikely to extend the period the Offer remains open to Holders. The Fund reserves the right to adjust the Valuation Date to correspond to any extension of the Offer. See Section 1 of this Offer to Purchase.

What is the net asset value per Interest as of a recent date?

As of October 31, 2015, the net asset value per Interest was $10.27. As of October 31, 2015, there were 5,500,307 Interests issued and outstanding.

Will the net asset value be higher or lower on the date that the price to be paid for tendered Interests is to be determined?

No one can accurately predict the net asset value at a future date, but Holders should realize that net asset value on the date the purchase price for tendered Interests is to be determined may be higher or lower than the net asset value on October 31, 2015.

How do Holders tender their Interests?

Holders should obtain the tender offer materials, including this Offer to Purchase and the related Letter of Transmittal, read them, and if they should decide to tender, complete a Letter of Transmittal and submit any other documents required by the Letter of Transmittal. These materials must be received by the Depositary in proper form before 11:59 p.m., New York City time, on February 2, 2016 (unless the tender offer has been extended by the Fund, in which case the new deadline will be as stated in such notification of the extension). See Section 3 of this Offer to Purchase.

Is there any cost to Holders to tender?

No fees or commission will be payable to the Fund in connection with the Offer.

May Holders withdraw Interests after they have been tendered and, if so, by when?

Yes, Holders may withdraw Interests at any time prior to 11:59 p.m., New York City time on February 2, 2016 (or if the Offer is extended, at any time prior to 11:59 p.m., New York City time, on the new expiration date). Withdrawn Interests may be re-tendered by following the tender procedures before the offer expires (including any extension period). See Section 4 of this Offer to Purchase.

How do Holders withdraw previously tendered Interests?

A notice of withdrawal of tendered Interests must be timely received by the Depositary, and must specify the name of the Holder who tendered the Interests and the number of Interests being withdrawn (which must be all of the Interests tendered). See Section 4 of this Offer to Purchase.

May Holders place any condition on the tender of Interests?

No.

Is there a limit on the number of Interests a Holder may tender?

No.

What if more than 1,375,077 Interests are tendered (and not timely withdrawn)?

The Fund will purchase duly tendered Interests from tendering Holders pursuant to the terms and conditions of the Offer on a pro rata basis (disregarding fractions) in accordance with the number of Interests tendered by each Holder (and not timely withdrawn), unless the Fund determines not to purchase any Interests in the event that the conditions described in Section 12 of this Offer to Purchase are not met. The Fund’s present intention, if the Offer is oversubscribed, is not to purchase more than 1,375,077 Interests. See Section 1 of this Offer to Purchase.

Must Holders tender all of their Interests for repurchase?

No.

Does the Fund have the financial resources to make payment?

Yes. The Fund does not expect to borrow money to finance the purchase of any tendered Interests. See Section 5 of this Offer to Purchase.

Will there be additional opportunities to tender Interests?

Legg Mason Partners Fund Advisor, LLC, the Fund’s Investment Adviser (the “Investment Adviser”), in consultation with Permal Asset Management LLC, the Fund’s Subadviser (the “Subadviser”), expects that generally it will recommend to the Board of Trustees that the Fund repurchase Interests from Holders quarterly. The Fund anticipates that each such repurchase offer will generally be limited to between 5% and 25% of the net assets of the Fund, subject to modification in the sole and absolute discretion of the Board of Trustees.

Is the sale of Interests in the tender offer a taxable transaction for U.S. federal income tax purposes?

Generally, no. See Section 7 of this Offer to Purchase for a more detailed discussion of certain U.S. federal income tax consequences. Holders are advised to consult their own tax advisors.

Is the Fund required to complete the tender offer and purchase all Interests tendered up to the maximum of 1,375,077 Interests?

The Fund has the right to cancel, amend or postpone this Offer at any time before 11:59 pm, New York City time, on February 2, 2016. In addition, there are certain circumstances in which the Fund will not be required to purchase any Interests tendered as described in Section 12 of this Offer to Purchase.

Is there any reason Interests tendered will not be accepted?

In addition to those circumstances described in Section 12 of this Offer to Purchase in which the Fund is not required to accept tendered Interests, the Fund has reserved the right to reject any and all tenders determined by it not to be in appropriate form. For example, a tender will be rejected if the tender does not include the original signature(s) or the original of any required signature guarantee(s).

How will tendered Interests be accepted for payment?

Promptly after the Valuation Date, the Fund will, if requested by a Holder, give such Holder whose Interests have been accepted for repurchase a promissory note (the “Promissory Note”) entitling the Holder to be paid an amount equal to the value, determined as of the Valuation Date, of the repurchased Interests. The Promissory Note will be held for the Holder in such Holder’s account with an authorized dealer designated for that purpose and will entitle the Holder to receive a payment in cash and/or securities.

Although the amounts required to be paid by the Fund will generally be paid in cash, the Fund may under certain limited circumstances pay all or a portion of the amounts due by an in-kind distribution of securities. The Fund intends to make an in-kind payment of securities only under the limited circumstance whereby making a cash payment would result in a material adverse effect on the Fund or on Holders, or if the Fund has received distributions from underlying hedge funds in the form of securities that are transferable to the Holders that the Fund cannot liquidate itself prior to making the distributions.

If Interests tendered are accepted by the Fund, when will payment be made?

Payment for a partial repurchase of an investor’s Interests will be made within 45 days of the Valuation Date.

Unless the existence of changes in tax or other laws or regulations or unusual market conditions result in a delay, payment for a full repurchase of an investor’s Interests will be made at two separate times.

The initial payment, in the case of a full repurchase of a Holder’s Interests, will be an amount equal to at least 95% of the estimated value of the repurchased Interests, determined as of the Valuation Date. Unless the existence of changes in tax or other laws or regulations or unusual market conditions result in a delay, the initial payment will be made within 45 days of the Valuation Date.

The second and final payment, in the case of a full repurchase of a Holder’s Interests, for the balance (which will not be credited for interest) is expected to be in an amount equal to the excess, if any, of (1) the value of the repurchased Interests, determined as of the Valuation Date (as may or may not be adjusted based upon subsequent revisions to the net asset values of the portfolio funds in which the Fund has invested), over (2) the initial payment. Unless the existence of changes in tax or other laws or regulations or unusual market conditions result in a delay, the final payment will be made within 90 days of the Valuation Date.

The Promissory Note is non-interest bearing and non-transferrable.

What action need Holders take if they decide not to tender my Interests?

None.

Does management encourage Holders to participate in the tender offer, and will management participate in the tender offer?

None of the Fund, its Board of Trustees, the Investment Adviser or the Subadviser makes any recommendation to tender or not to tender Interests in the tender offer. The Fund has been advised that no trustee, officer or portfolio manager of the Fund, Investment Adviser or Subadviser intends to tender Interests. See Section 6 of this Offer to Purchase.

How do Holders obtain additional information?

Questions and requests for assistance should be directed to the Depositary, at (866) 211-4521. Requests for additional copies of the Offer to Purchase, the Letter of Transmittal and all other tender offer documents should also be directed to the Depositary.

TO THE HOLDERS OF BENEFICIAL INTERESTS OF PERMAL HEDGE

STRATEGIES PORTFOLIO

INTRODUCTION

Permal Hedge Strategies Portfolio, a Maryland statutory trust (the “Fund”) registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end, non-diversified management investment company, hereby offers to purchase up to 25% of the Fund’s outstanding interests (“Interests”) or up to 1,375,077 Interests (the “Offer Amount”), at a price (the “Purchase Price”) per Interest equal to the net asset value in U.S. Dollars (“NAV”) per Interest as of 5:00 pm New York City time on the Valuation Date, which is currently expected to be March 31, 2016, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the “Offer”). The depositary for the Offer is The Bank of New York Mellon (the “Depositary”). The Fund has provided materials for the Offer to record holders on or about December 23, 2015.

THIS OFFER IS BEING EXTENDED TO ALL HOLDERS OF THE FUND AND IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF INTERESTS BEING TENDERED, BUT IS SUBJECT TO OTHER CONDITIONS AS OUTLINED HEREIN AND IN THE LETTER OF TRANSMITTAL. SEE SECTION 12 OF THIS OFFER TO PURCHASE.

NONE OF THE FUND, ITS BOARD OF TRUSTEES, THE INVESTMENT ADVISER OR THE SUBADVISER MAKES ANY RECOMMENDATION AS TO WHETHER TO TENDER OR NOT TO TENDER INTERESTS IN THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN AND IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR

MADE, SUCH INFORMATION OR REPRESENTATIONS MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE FUND. THE FUND HAS BEEN ADVISED THAT NO TRUSTEE, OFFICER OR PORTFOLIO MANAGER OF THE FUND, INVESTMENT ADVISER OR SUBADVISER INTENDS TO TENDER ANY INTERESTS PURSUANT TO THE OFFER.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED ON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR ON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

BECAUSE THIS OFFER IS LIMITED AS TO THE NUMBER OF INTERESTS ELIGIBLE TO PARTICIPATE, NOT ALL INTERESTS TENDERED FOR PURCHASE BY HOLDERS MAY BE ACCEPTED FOR PURCHASE BY THE FUND. THIS MAY OCCUR, FOR EXAMPLE, WHEN ONE OR MORE LARGE INVESTORS SEEK TO TENDER A SIGNIFICANT NUMBER OF INTERESTS.

As of October 31, 2015, there were 5,500,307 Interests issued and outstanding, and the NAV per Interest was $10.27. Holders may contact the Depositary at its number, (866) 211-4521, to obtain the estimated current NAV for the Interests.

Any Interests acquired by the Fund pursuant to the Offer will be retired automatically and will have the status of unissued interests. Tendering Holders may be obligated to pay brokerage fees or commissions or, subject to Instruction 7 of the Letter of Transmittal, transfer taxes on the purchase of Interests by the Fund. Holders may also be subject to other transaction costs, as described in Section 1.

1. Terms of the Offer; Termination Date. Upon the terms and subject to the conditions set forth in the Offer, the Fund will accept for payment, and pay for, up to 1,375,077 Interests validly tendered on or prior to 11:59 p.m., New York City time, on February 2, 2016, or such later date to which the Offer is extended (the “Termination Date”) and not withdrawn as permitted by Section 4.

If the number of Interests properly tendered and not withdrawn prior to the Termination Date is less than or equal to the Offer Amount, the Fund will, upon the terms and conditions of the Offer, purchase all Interests so tendered. If more than 1,375,077 Interests are duly tendered pursuant to the Offer (and not withdrawn as provided in Section 4), unless the Fund determines not to purchase any Interests in the event that the conditions described in Section 12 of this Offer to Purchase are not met, the Fund will purchase Interests from tendering Holders, in accordance with the terms and conditions specified in the Offer, on a pro rata basis (disregarding fractions) in accordance with the number of Interests duly tendered by or on behalf of each Holder (and not so withdrawn). Except as described herein, withdrawal rights expire on the Termination Date. The Fund does not contemplate extending the Offer and increasing the number of Interests covered thereby by reason of more than 1,375,077 Interests having been tendered.

The Fund expressly reserves the right, in its sole and absolute discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension. If the Fund makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Fund will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13(e)-4(e)(3) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). During the extension, all Interests previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering Holder to withdraw his or her Interests.

Subject to the terms and conditions of the Offer, the Fund will pay the consideration offered or return the tendered securities after the termination or withdrawal of the Offer in accordance with the terms as set forth in the Registration Statement and Section 2 below. Any extension, delay or termination will be followed as promptly as practicable by notification thereof, such notification, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Termination Date.

2. Acceptance for Payment and Payment for Interests. Upon the terms and subject to the conditions of the Offer, the Fund will accept for payment, and will pay for, Interests validly tendered on or before the Termination Date, and not properly withdrawn in accordance with Section 4, subsequent to the Valuation Date in accordance with the procedures set forth below. In all cases, payment for Interests tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal (or facsimile thereof), and any other documents required by the Letter of Transmittal. The Fund expressly reserves the right, in its sole and absolute discretion, to delay the acceptance for payment of, or payment for, Interests, in order to comply, in whole or in part, with any applicable law.

The purchase price of the Interests will equal their NAV as of 5:00 pm New York City time on the date as of which the value of the Interests tendered to the Fund will be determined for purposes of calculating the purchase price of such Interests (the “Valuation Date”). The Fund reserves the right to adjust the Valuation Date to correspond with any extension of the Offer. Promptly after the Valuation Date, the Fund will, if requested by a Holder, give such Holder whose Interests have been accepted for repurchase a promissory note (the “Promissory Note”) entitling the Holder to be paid an amount equal to the value, determined as of the Valuation Date, of the repurchased Interests. The Promissory Note is non-interest bearing and non-transferable.

Unless the existence of changes in tax or other laws or regulations or unusual market conditions result in a delay, payment for a partial repurchase of an investor’s Interests will be made within 45 days of the Valuation Date.

The initial payment (the “Initial Payment”), in the case of a full repurchase of an investor’s Interests, will be an amount equal to at least 95% of the estimated value of the repurchased Interests, determined as of the Valuation Date. Unless the existence of changes in tax or other laws or regulations or unusual market conditions result in a delay, the Initial Payment will be made within 45 days of the Valuation Date.

The second and final payment (the “Final Payment”), in the case of a full repurchase of an investor’s Interests, for the balance (which will not be credited for interest) is expected to be in an amount equal to the excess, if any, of (1) the value of the repurchased Interests, determined as of the Valuation Date (as may or may not be adjusted based upon subsequent revisions to the net asset values of the portfolio funds in which the Fund has invested), over (2) the Initial Payment. Unless the existence of changes in tax or other laws or regulations or unusual market conditions result in a delay, the Final Payment will be made within 90 days of the Valuation Date.

Payment for Interests accepted for payment pursuant to the Offer will be made by deposit of the aggregate purchase price therefor with the Depositary, which will act as agent for the tendering Holders for purposes of receiving payments from the Fund and transmitting such payments to the tendering Holders. Under no circumstances will interest on the purchase price for Interests be paid, regardless of any delay in making such payment.

Although the amounts required to be paid by the Fund will generally be paid in cash, the Fund may under certain limited circumstances pay all or a portion of the amounts due by an in-kind distribution of securities. The Fund intends to make an in-kind payment of securities only under the limited circumstance if making a cash payment would result in a material adverse effect on the Fund or on Holders, or if the Fund has received distributions from underlying hedge funds in the form of securities that are transferable to the Holders that the Fund cannot liquidate itself prior to making the distributions.

In the event of proration, the Fund will determine the proration factor and pay for those tendered Interests accepted for payment as soon as practicable after the Termination Date. However, the Fund expects that it will not be able to announce the final results of any proration until at least five business days after the Termination Date.

If any tendered Interests are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or are not paid because of an invalid tender, such unpurchased Interests will be returned, without expense to the tendering Holder, as soon as practicable following expiration or termination of the Offer.

Tendering Holders may be required to pay brokerage commissions or fees. Under the circumstances set forth in Instruction 7 of the Letter of Transmittal, Holders may be subject to transfer taxes on the purchase of Interests by the Fund.

The Fund calculates the NAV of its Interests on a monthly basis as of the close of business on the last business day of each month. As of October 31, 2015, the NAV per Interest was $10.27.

3. Procedure for Tendering Interests. For a Holder validly to tender Interests pursuant to the Offer, a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, and any other documents required by the Letter of Transmittal, must be transmitted to and received by the Depositary at one of its addresses set forth on the last page of this Offer to Purchase.

Signatures on Letters of Transmittal must be guaranteed by a firm which is a broker, dealer, commercial bank, credit union, savings association or other entity and which is a member in good standing of a stock transfer association’s approved medallion program (such as STAMP, SEMP or MSP) (each, an “Eligible Institution”) unless (i) the Letter of Transmittal is signed by the registered Holder of the Interests tendered or (ii) such Interests are tendered for the account of an Eligible Institution. In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 6 of the Letter of Transmittal for further information.

Backup Federal Income Tax Withholding. Backup withholding tax will be imposed on the gross proceeds paid to a tendering U.S. Holder (as defined in Section 7) unless the U.S. Holder provides such U.S. Holder’s taxpayer identification number (employer identification number or social security number) to the Depositary, certifies as to no loss of exemption from backup withholding and complies with applicable requirements of the backup withholding rules, or such U.S. Holder is otherwise exempt from backup withholding. Therefore, each tendering U.S. Holder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding, unless such U.S. Holder otherwise establishes to the satisfaction of the Depositary that such U.S. Holder is not subject to backup withholding.

To prevent backup U.S. federal income tax withholding, each U.S. Holder who does not otherwise establish an exemption from such withholding must provide the Depositary with the Holder’s correct taxpayer identification number and provide certain other information by completing the Substitute Form W-9 included in the Letter of Transmittal.

For a discussion of certain federal income tax consequences to tendering U.S. Holders, see Section 7.

All questions as to the validity, form, eligibility (including time of receipt), payment and acceptance for payment of any tender of Interests will be determined by the Fund in its sole and absolute discretion, which determination shall be final and binding. The Fund reserves the absolute right to reject any and all tenders of Interests it determines not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in the tender of any Interests. No tender of Interests will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Fund, the Investment Adviser, the Subadviser or any other person shall be under any duty to give notification of any defects or irregularities in tenders, nor shall any of the foregoing incur any liability for failure to give any such notification. The Fund’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and instructions thereto) will be final and binding.

Payment for Interests tendered and accepted for payment pursuant to the Offer will be made, in all cases, only after timely receipt of (i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) for such Interests and (ii) any other documents required by the Letter of Transmittal. The tender of Interests pursuant to any of the procedures described in this Section 3 will constitute an agreement between the tendering Holder and the Fund upon the terms and subject to the conditions of the Offer.

The method of delivery of all required documents is at the election and risk of each tendering Holder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended.

4. Rights of Withdrawal. Tenders of Interests made pursuant to the Offer may be withdrawn at any time prior to the Termination Date (February 2, 2016), unless extended.

To be effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the last page of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who executed the particular Letter of Transmittal, the number of Interests to be withdrawn, and the names in which the Interests to be withdrawn are registered. Any signature on the notice of withdrawal must be guaranteed by an Eligible Institution.

All questions as to the form and validity, including time of receipt, of any notice of withdrawal will be determined by the Fund, in its sole and absolute discretion, which determination shall be final and binding. None of the Fund, the Investment Adviser, the Subadviser, the Depositary or any other person shall be under any duty to give notification of any defects or irregularities in any notice of withdrawal nor shall any of the foregoing incur any liability for failure to give such notification. Any Interests properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Interests may be re-tendered by following the procedures described in Section 3 of this Offer to Purchase at any time prior to the Termination Date.

5. Source and Amount of Funds; Effect of the Offer. The actual cost of the Offer to the Fund cannot be determined at this time because the number of Interests to be purchased will depend on the number tendered, and the price will be based on the NAV per Interest on the Valuation Date (which is currently expected to be March 31, 2016), unless extended.

The monies to be used by the Fund to purchase Interests pursuant to the Offer will be obtained from cash and/or sales of securities in the Fund’s investment portfolio, if any. Payments for repurchased Interests may require the Fund to liquidate portfolio holdings in investment funds earlier than the Investment Adviser otherwise would liquidate such holdings, potentially resulting in losses and reduced tax efficiency and increasing the Fund’s portfolio turnover. The Investment Adviser intends to take measures to attempt to avoid or reduce such potential losses and turnover. Depending on the dollar amount of the Interests tendered and the prevailing economic and market conditions, the Fund may, but need not, maintain cash or the Fund may, in its sole discretion, seek to borrow money to fund all or a portion of any repurchase. Any such borrowing could increase the Fund’s operating expenses and impact the ability of the Fund to achieve its investment objective.

The offer may have certain adverse consequences for tendering and non-tendering Holders.

Effect on NAV and Consideration Received by Tendering Holders. The NAV per share is largely dependent on the value of the interests in the portfolio in which the Fund invests. If a decline occurs in the value of the interests in the portfolio, the Fund cannot predict what its magnitude might be or whether such a decline would be temporary or continue to or beyond the Valuation Date. Because the price per Interest to be paid in the Offer will be dependent upon the NAV per Interest as determined on the Valuation Date, if such a decline continued up to the Valuation Date, the consideration received by tendering Holders would be reduced.

Because the Fund will not know the price at which the Interests accepted for tender will be repurchased until the Valuation Date, the Fund will not know until the Valuation Date the amount of cash required to pay for such Interests.

Recognition of Capital Gains by the Fund. As noted, the Fund will likely be required to sell interests in the Fund’s investment portfolio to finance the Offer. If the Fund’s tax basis for the interests sold is less than the sale proceeds, the Fund will recognize capital gains. Some of the distributed gains may be realized on securities held for one year or less, which would generate income taxable to the non-tendering Holders at ordinary income rates.

It is impossible to predict what the amount of unrealized gains or losses would be in the Fund’s portfolio at the time that the Fund is required to liquidate portfolio holdings (and hence the amount of capital gains or losses that would be realized and recognized).

Tax Consequences of Repurchases to Holders. The Fund’s purchase of tendered Interests pursuant to the Offer will have tax consequences for tendering Holders. See Section 7 of this Offer to Purchase.

6. Purpose of the Offer; Plans or Proposals of the Fund. The Board of Trustees of the Fund has authorized a tender offer to purchase up to 1,375,077 Interests (25% of the Fund’s outstanding Interests as of October 31, 2015), at a price per Interest equal to the net asset value per interest as of 5:00 pm New York City time on the Valuation Date, which is currently expected to be March 31, 2016, upon specified terms and subject to conditions as set forth in the tender offer documents. Interests are not traded on any established trading market and are subject to strict restrictions on transferability.

The purpose of this Offer is to provide liquidity to Holders, as contemplated by and in accordance with the procedures set forth in the Registration Statement. Because there is no secondary trading market for Interests and transfers of Interests are prohibited without prior approval of the Fund, the Fund has determined, after consideration of various matters, that the Offer is in the best interests of Holders in order to provide liquidity for Interests. The Fund intends to consider the continued desirability of making an offer to purchase Interests on a quarterly basis, but the Fund is not required to make any such offer.

The purchase of Interests pursuant to the Offer will have the effect of increasing the proportionate interest in the Fund of Holders that do not tender Interests, absent offsetting new investment by other investors. Holders that retain their Interests may be subject to increased risks due to a reduction in the Fund’s aggregate assets resulting from payment for the Interests tendered. These risks include the potential for greater volatility due to possible decreased diversification. However, the Fund believes that this result is unlikely given the nature of the Fund’s investment program. A reduction in the aggregate assets of the Fund may result in Holders that do not tender Interests bearing higher costs to the extent that certain expenses borne by the Fund are relatively stable and may not decrease if assets decline.

Any Interests acquired by the Fund pursuant to the Offer will be retired automatically and will have the status of unissued interests.

The Fund does not have any present plans or proposals nor is engaged in any negotiations that relate to or would result in: (a) any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Fund; (b) other than in connection with transactions in the ordinary course of the Fund’s operations and for purposes of funding the Offer, any purchase, sale or transfer of a material amount of assets of the Fund or any of its subsidiaries; (c) any material change in the Fund’s present dividend policies, or indebtedness or capitalization of the Fund; (d) changes to the present Board of Trustees or management of the Fund, including changes to the number or the term of members of its Board of Trustees, the filling of any existing vacancies on its Board of Trustees or changes to any material term of the employment contract of any executive officer; (e) any other material change in the Fund’s corporate structure or business, including any plans or proposals to make any changes in the Fund’s investment policy for which a vote would be required by Section 13 of the 1940 Act; (f) the suspension of the Fund’s obligations to file reports pursuant to Section 15(d) of the Exchange Act; (g) the acquisition by any person of additional securities of the Fund, or the disposition of securities of the Fund; or (h) any changes in the Fund’s Declaration of Trust, By laws or other governing instruments or other actions that could impede the acquisition of control of the Fund.

NONE OF THE FUND, ITS BOARD OF TRUSTEES, THE INVESTMENT ADVISER OR THE SUBADVISER MAKES ANY RECOMMENDATION TO ANY HOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY OF SUCH HOLDER’S INTERESTS, AND NONE OF SUCH PERSONS HAS AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. HOLDERS

ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER INTERESTS.

7. Federal Income Tax Consequences of the Offer. The following discussion describes certain U.S. federal income tax consequences to U.S. Holders (as defined below) of tendering Interests in the Offer. Except where noted, it deals only with Interests held as capital assets and does not deal with special situations, such as those of dealers in securities or commodities, traders in securities that elect to mark their holdings to market, financial institutions, tax-exempt organizations, insurance companies, U.S. expatriates, persons liable for the alternative minimum tax, persons holding Interests as a part of a hedging, conversion or constructive sale transaction or a straddle or U.S. Holders whose functional currency is not the U.S. dollar. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in U.S. federal income tax consequences different from those discussed below. Holders should consult their own tax advisors concerning the U.S. federal income tax consequences of participating in the Offer in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

If a partnership holds Interests, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Interests, you should consult your tax advisors.

As used herein, a U.S. Holder means a Holder that is (i) a citizen or individual resident of the U.S., (ii) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust if it (x) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (y) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

An exchange of Interests for cash in the Offer will generally not be a taxable transaction for U.S. federal income tax purposes, but will reduce the adjusted basis of the tendering U.S. Holder’s interest in the Fund by the amount of cash received in the Offer and any reduction in such U.S. Holder’s share of Fund liabilities. If, however, the cash received by a tendering U.S. Holder in the Offer (along with any reduction in such U.S. Holder’s share of Fund liabilities) exceeds the adjusted basis of its interest in the Fund, such U.S. Holder will be treated as having recognized gain from the sale or exchange of such interest. Such recognized gain will generally be treated as capital gain, and will generally be long-term capital gain if the U.S. Holder has held its Interests for more than one year on the date of such exchange; provided, that a capital contribution by the U.S. Holder within the one-year period ending on such date will cause part of such gain to be short-term.

Backup Withholding. See Section 3 with respect to the application of backup withholding on payments made to Holders.

The tax discussion set forth above is included for general information only. Each Holder is urged to consult his or her own tax advisor to determine the particular tax consequences to him or her of the Offer, including the applicability and effect of state, local and foreign tax laws.

8. Selected Financial Information. The audited financial statements of the Fund for the fiscal year ended March 31, 2015 appear in the Fund’s Annual Report to Shareholders for the period ended March 31, 2015. The Annual Report of the Fund is incorporated by reference herein. The unaudited, semi-annual financial statements of the Fund for the period ended September 30, 2015 appear in the Fund’s Semi-Annual Report to Shareholders for the period ended September 30, 2015. The Semi-Annual Report is incorporated by reference herein. Copies of the Annual Report and the Semi-Annual Report of the Fund can be obtained for free at the website of the Securities and Exchange Commission (the “SEC”) (http://www.sec.gov).

9. Certain Information Concerning the Fund, the Investment Adviser and the Subadviser. The Fund is a closed-end, non-diversified management investment company organized as a Maryland statutory trust. The Fund commenced investment operations on June 12, 2013. The Fund offers its Interests on a continuous basis. Unlike most closed-end funds, the Fund’s Interests are not listed on a national securities exchange. Instead, the Fund expects to provide Holders with limited liquidity through periodic tender offers for Interests. The Fund’s investment objective is to seek long-term capital appreciation while attempting to reduce risk and volatility. In seeking to achieve its objective, the Fund will provide its Holders with access to a broad range of investment strategies with a global fixed income focus, which may include, but are not limited to, global fixed income strategies (e.g., U.S. and non-U.S. fixed income hedge, convertible arbitrage, fixed income arbitrage, asset-backed securities, long-only, high yield, emerging markets debt), global event-driven strategies (e.g., risk arbitrage, distressed debt, special situations, activists) and global macro strategies (e.g., discretionary, systematic, natural resources) and, to a lesser extent, equity long/short strategies. The principal executive offices and business address of the Fund are located at 620 Eighth Avenue, New York, New York 10018. The Fund’s business telephone number is 1-800-822-5544.

The Investment Adviser is a wholly-owned subsidiary of Legg Mason, Inc. The Investment Adviser is a limited liability company organized under the laws of Delaware on April 6, 2006 and an investment adviser registered under the Investment Advisers Act of 1940, as amended. The Investment Adviser has served as investment adviser since the commencement of operations. The principal business address of the Investment Adviser is 620 Eighth Avenue, New York, New York, 10018. The Fund is sub-advised by the Subadviser, an affiliate of the Investment Adviser.

The Fund is subject to the information and reporting requirements of the 1940 Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. The Fund has also filed an Offer to Purchase on Schedule TO with the SEC. Such reports and other information should be available for inspection at the public reference room at the SEC’s office, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The Fund’s filings are also available to the public on the SEC’s internet site (http://www.sec.gov). Copies may be obtained, by mail, upon payment of the SEC’s customary charges, by writing to its Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549.

10. Interests of Trustees, Executive Officers and Associates; Transactions and Arrangements Concerning the Interests. The Trustees and executive officers of the Fund and the aggregate number and percentage of the Interests each of them beneficially owns as of October 31, 2015 is set forth in the table below. The address of each Trustee and executive officer of the Fund is in care of the Fund at 620 Eighth Avenue, New York, NY 10018. The principal business address of Legg Mason is 100 International Drive, Baltimore, Maryland, 21202. The principal business address of the Fund is 620 Eighth Avenue, New York, New York 10018. The principal business address of the Investment Adviser is 620 Eighth Avenue, New York, New York, 10018. The principal business address of the Subadviser and the Fund’s portfolio managers is 900 Third Avenue, New York, New York, 10022.

Name and Position	Number of Interests Beneficially Owned	Percentage of Interests Beneficially Owned
Non-Interested Trustees:
Robert D. Agdern	0	0%
Trustee and Member of the Audit and Nominating Committees
Carol L. Colman	0	0%
Trustee and Member of the Audit and Nominating Committees
Daniel P. Cronin	0	0%
Trustee and Member of the Audit and Nominating Committees
Paolo M. Cucchi	0	0%
Trustee and Member of the Audit and Nominating Committees
Leslie H. Gelb	0	0%
Trustee and Member of the Audit and Nominating Committees
William R. Hutchinson	0	0%
Trustee and Member of the Audit and Nominating Committees
Eileen Kamerick	0	0%
Trustee and Member of the Audit and Nominating Committees
Riordan Roett	0	0%
Trustee and Member of the Audit and Nominating Committees

Interested Trustee:
Jane Trust	0	0%
Trustee, Chairman, President and Chief Executive Officer

Officers:
Jane Trust	0	0%
Trustee, Chairman, President and Chief Executive Officer
Richard F. Sennett	0	0%
Principal Financial Officer
Ted P. Becker	0	0%
Chief Compliance Officer
Robert I. Frenkel	0	0%
Secretary and Chief Legal Officer
Steven Frank	0	0%
Treasurer
Thomas C. Mandia	0	0%
Assistant Secretary
Vanessa A. Williams	0	0%
Identity Theft Prevention Officer
Jeanne M. Kelly	0	0%
Senior Vice President

Portfolio Managers:
Javier F. Dyer	0	0%
Alexander Pillersdorf	0	0%

Name and Position	Number of Interests Beneficially Owned	Percentage of Interests Beneficially Owned
Associates:
Legg Mason	0	0%
PHSF I	2,022,977	37%
PHSF II	3,477,329	63%
Investment Adviser	0	0%
Subadviser	0	0%

The Fund is engaged in a continuous offering, from time to time, of its Interests. Except for the issuance of Interests in the ordinary course of such offering, neither the Fund nor, to the best of the Fund’s knowledge, any of the Fund’s officers or Trustees, any person controlling the Fund, or any executive officer or director of any corporation or other person ultimately in control of the Fund, has effected any transaction in Interests during the past 60 days.

Other than as set forth in the Offer, neither the Fund nor, to the best of the Fund’s knowledge, any of the Fund’s officers or Trustees is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly to the Offer with respect to any securities of the Fund, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

Based upon information provided or available to the Fund, none of the entities and individuals listed above intends to tender Interests pursuant to this Offer except that the Fund has been informed that each of PHSF I and PHSF II may tender all or a portion of their respective Interests pursuant to the Offer in connection with the corresponding offers to purchase by such funds dated December 22, 2015.

11. Certain Legal Matters; Regulatory Approvals. The Fund is not aware of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Interests by the Fund as contemplated herein. Should any such approval or other action be required, the Fund currently contemplates that such approval or other action will be sought. The Fund is unable to predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Interests tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Fund’s business. The Fund’s obligations under the Offer to accept for payment and pay for Interests are subject to certain conditions described in Section 12.

12. Certain Conditions to the Offer. Notwithstanding any other provision of the Offer, the Fund will not commence the Offer or accept tenders of the Fund’s Interests during any period when (a) there is any (i) legal or regulatory action or proceeding instituted or threatened challenging such transaction, (ii) suspension of or limitation on prices for trading securities generally on the New York Stock Exchange or other national securities exchange(s), or the National Association of Securities Dealers Automated Quotation System National Market System, (iii) declaration of a banking moratorium by federal or state authorities or any suspension of payment by banks in the United States or New York State, (iv) limitation affecting the Fund imposed by federal or state authorities on the extension of credit by lending institutions; (v) outbreak or escalation of hostilities, declaration by the United States of a national emergency or war, or other calamity or crisis the effect of which on financial markets is such as to make it, in the good faith judgment of the Board of Trustees of the Fund, impractical or inadvisable to proceed with the Offer, or (vi) any other event which, in the judgment of the Board of Trustees, would have a material adverse effect on the Fund if the Offer was consummated; or (b) the Board of Trustees of the Fund determines in good faith that effecting any such transaction would constitute a breach of its fiduciary duty owed to the Fund or its Holders. The Fund will commence the Offer if it is delayed by the pendency of any of the above described events within 30 days of the termination of such delaying event, as determined by the Fund in its sole and absolute discretion.

The foregoing conditions are for the sole benefit of the Fund and may be asserted by the Fund regardless of the circumstances (including any action or inaction by the Fund) giving rise to any such conditions or may be waived by the Fund in whole or in part at any time and from time to time in its sole and absolute discretion. The failure by the Fund at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Fund concerning the events described in this Section shall be final and binding on all parties.

Notification shall be provided of a material change in, or waiver of, such conditions, and the Offer may, in certain circumstances, be extended in connection with any such change or waiver.

If the Offer is suspended or postponed, the Fund will provide notice to Holders of such suspension or postponement.

13. Fees and Expenses. The Fund will not pay to any broker or dealer, commercial bank, trust company or other person any solicitation fee for any Interests purchased pursuant to the Offer.

The Fund has retained The Bank of New York Mellon to act as depositary. The Depositary will receive reasonable and customary compensation for its services and will also be reimbursed for certain out of pocket expenses, and will be indemnified against certain liabilities by the Fund.

14. Miscellaneous. The Offer is not being made to (nor will tenders be accepted from or on behalf of) Holders of Interests in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. The Fund may, in its sole and absolute discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction.

The Fund is not aware of any jurisdiction in which the making of the Offer or the acceptance of Interests in connection therewith would not be in compliance with the laws of such jurisdiction. Consequently, the Offer is currently being made to all Holders of Interests. However, the Fund reserves the right to exclude Holders in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. So long as the Fund makes a good faith effort to comply with any state law deemed applicable to the Offer, the Fund believes that the exclusion of Holders residing in such jurisdiction is permitted under Rule 13e-4(f)(9) promulgated under the Exchange Act.

15. Contacting the Depositary and the Fund. The Letter of Transmittal and any other required documents should be sent by each Holder of the Fund to the Depositary as set forth below.

The Depositary for the Offer is:

The Bank of New York Mellon

Facsimile Copy Number: (508) 599-4117

For Account Information Call: (877) 355-1494

By Mail or Overnight Courier:

Permal Hedge Strategies Fund

c/o BNY Mellon TA Alternative Investment RIC Funds

4400 Computer Drive

Westborough, MA 01581

Any questions or requests for assistance or additional copies of the Offer to Purchase, the Letter of Transmittal and other documents may be directed to the Depositary at its telephone number and location listed above.

PERMAL HEDGE STRATEGIES PORTFOLIO

DECEMBER 23, 2015